----------                                     -------------------------------
| FORM 3 |                                     |        OMB APPROVAL          |
----------                                     |------------------------------|
                                               | OMB Number:       [3235-0104]|
                                               | Expires:  [December 31, 2001]|
                                               | Estimated average burden     |
                                               | hours per response .... [0.5]|
                                               --------------------------------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*     | 2. Date of Event Requiring | 4. Issuer Name and Ticker or Trading Symbol          |
|                                              |    Statement               |                                                      |
|                                              |                            |                                                      |
| WARBURG PINCUS LLC (1)                       |    (Month/Day/Year)        |                                                      |
|----------------------------------------------|                            |                                                      |
|(Last)             (First)           (Middle) |                            |                                                      |
|                                              |    MARCH 21, 2002          |             AVAYA INC. (NYSE - AV)                   |
| 466 LEXINGTON AVENUE                         |----------------------------|-------------------------------------------------------
|----------------------------------------------| 3. IRS Identification      | 5. Relationship of Reporting |6. If Amendment,       |
|(Street)                                      |    Number of Reporting     |    Person(s) to Issuer       |   Date of Original    |
|                                              |    Person, if an entity    |    (Check all applicable)    |   (Month/Day/Year)    |
|                                              |    (voluntary)             |                              |                       |
|                                              |                            |     Director   X 10% Owner   |-----------------------|
|                                              |     13-3536050             |   --           --            |7. Individual or       |
|                                              |                            |     Officer      Other       |   Joint/Group Filing  |
|                                              |                            |   --(give      -- (specify   |(Check Applicable Line)|
|                                              |                            |      title below)  below)    |   Form filed by One   |
|                                              |                            |                              | --Reporting Person    |
|                                              |                            |                              | X Form filed by More  |
|                                              |                            |                              | --than One Reporting  |
| NEW YORK            NY                10017  |                            |                              |   Person              |
|----------------------------------------------|-----------------------------------------------------------------------------------|
|(City)             (State)             (Zip)  |                  TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED           |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                               |2. Amount of Securities   |3. Ownership    | 4. Nature of Indirect Beneficial |
|                                                   |   Beneficially Owned     |   Form: Direct |    Ownership                     |
|                                                   |   (Instr. 4)             |   (D) or       |    (Instr. 5)                    |
|                                                   |                          |   Indirect (I) |                                  |
|                                                   |                          |   (Instr. 5)   |                                  |
------------------------------------------------------------------------------------------------------------------------------------
| COMMON STOCK, PAR VALUE $0.01 PER SHARE           |   53,050,000             |       I        | PARTNERSHIP                      |
------------------------------------------------------------------------------------------------------------------------------------
|                                                   |                          |                |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                   |                          |                |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                   |                          |                |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                   |                          |                |                                  |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE
Instruction 5(b)(v).
                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                COLLECTION OF INFORMATION CONTAINED IN THIS FORM
        ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.
                                                                          (Over)
                                                                 SEC 1473 (3-99)

TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative     | 2. Date Exer-       | 3. Title and Amount of       | 4. Conversion  | 5. Ownership  | 6. Nature of  |
|    Security (Instr. 4)     |    cisable and      |    Securities Underlying     |    or Exercise |    Form of    |    Indirect   |
|                            |    Expiration       |    Derivative Security       |    Price of    |    Derivative |    Beneficial |
|                            |    Date             |    (Instr. 4)                |    Derivative  |    Security:  |    Ownership  |
|                            |                     |                              |    Security    |    Direct (D) |    (Instr. 5) |
|                            |    (Month/Day/Year) |                              |                |    or         |               |
|                            |                     |                              |                |    Indirect   |               |
|                            |---------------------|------------------------------|                |    (I)        |               |
|                            |    Date   | Expira- |                 | Amount     |                |    (Instr.    |               |
|                            |    Exer-  |  tion   |       Title     | or         |                |    5)         |               |
|                            |   cisable |  Date   |                 | Number     |                |               |               |
|                            |           |         |                 | of         |                |               |               |
|                            |           |         |                 | Shares     |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|Series A Warrants to        |  March    | October |Common Stock, par| 6,724,665  |  $34.73        |       I       | Partnership   |
|Purchase Common Stock       |  21, 2002 | 2, 2004 |value $0.01 per  |    (2)     |                |               |               |
|                            |           |         |share            |            |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|Series B Warrants to        |  March    | October |Common Stock, par| 5,379,732  |  $34.73        |       I       | Partnership   |
|Purchase Common Stock       |  21, 2002 | 2, 2005 |value $0.01 per  |    (2)     |                |               |               |
|                            |           |         |share            |            |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|-----------------------------------------------------------------------------------------------------------------------------------
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Response:
(1) The security holders are Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I., C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., and Warburg, Pincus Netherlands Equity Partners III, C.V. Warburg, Pincus & Co. is the sole general partner of each of the security holders. Each of the security holders is managed by Warburg Pincus LLC.

(2)  Subject to antidilution and other adjustments.



                              WARBURG PINCUS LLC

                           By:  /s/ Scott A. Arenare               April 9, 2002
                               ------------------------------      -----------
                               Name:  Scott A. Arenare               Date
                               Title: Member
                            ** Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.




                                                                     Page 2 of 3
                                                                 SEC 1473 (3-99)

                            JOINT FILER INFORMATION
                            -----------------------

                                                                           Issuer &       Date of Event
       Name                   Address            Designated Filer       Ticker Symbol    Requiring Report         Signature
       ----                   -------            ----------------       -------------    ----------------         ---------

Warburg, Pincus & Co.    c/o Warburg Pincus LLC   Warburg Pincus LLC    Avaya Inc.      March 21, 2002       Warburg, Pincus & Co.,
                         466 Lexington Avenue                           (NYSE - AV)
IRS Identification No.:  New York, New York 10017                                                         By:/s/ Scott A. Arenare
13-6358475                                                                                                   --------------------
                                                                                                             Name:  Scott A. Arenare
                                                                                                             Title: Partner

Warburg, Pincus Equity   c/o Warburg Pincus LLC   Warburg Pincus LLC    Avaya Inc.      March 21, 2002       Warburg, Pincus Equity
Partners, L.P.           466 Lexington Avenue                           (NYSE - AV)                          Partners, L.P.,
                         New York, New York 10017
                                                                                                          By: Warburg, Pincus & Co.,
                                                                                                              its General Partner

IRS Identification No.:                                                                                   By:/s/ Scott A. Arenare
13-3986317                                                                                                   --------------------
                                                                                                             Name:  Scott A. Arenare
                                                                                                             Title: Partner

Warburg, Pincus          c/o Warburg Pincus LLC   Warburg Pincus LLC    Avaya Inc.      March 21, 2002      Warburg, Pincus
Netherlands Equity       466 Lexington Avenue                           (NYSE - AV)                         Netherlands Equity
Partners I, C.V.         New York, New York 10017                                                           Partners I, C.V.,

                                                                                                          By: Warburg, Pincus & Co.,
                                                                                                              its General Partner

IRS Identification No.:                                                                                   By:/s/ Scott A. Arenare
13-4060083                                                                                                -----------------------
                                                                                                             Name:  Scott A. Arenare
                                                                                                             Title: Partner

Warburg, Pincus          c/o Warburg Pincus LLC   Warburg Pincus LLC    Avaya Inc.      March 21, 2002      Warburg, Pincus
Netherlands Equity       466 Lexington Avenue                           (NYSE - AV)                         Netherlands Equity
Partners II, C.V.        New York, New York 10017                                                           Partners II, C.V.,

                                                                                                          By: Warburg, Pincus & Co.,
                                                                                                              its General Partner

IRS Identification No.:                                                                                   By:/s/ Scott A. Arenare
13-4060078                                                                                                  ---------------------
                                                                                                             Name:  Scott A. Arenare
                                                                                                             Title: Partner

Warburg, Pincus          c/o Warburg Pincus LLC   Warburg Pincus LLC    Avaya Inc.      March 21, 2002      Warburg, Pincus
Netherlands Equity       466 Lexington Avenue                           (NYSE - AV)                         Netherlands Equity
Partners III, C.V.       New York, New York 10017                                                           Partners III, C.V.,

                                                                                                          By: Warburg, Pincus & Co.,
                                                                                                              its General Partner

IRS Identification No.:                                                                                   By:/s/ Scott A. Arenare
13-7208523                                                                                                 ----------------------
                                                                                                             Name:  Scott A. Arenare
                                                                                                             Title: Partner



                                  Page 3 of 3